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                                                                      EXHIBIT 11

                       AMERICAN INTERNATIONAL GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              SIX MONTHS ENDED              THREE MONTHS ENDED
                                                  JUNE 30,                       JUNE 30,
                                           -----------------------     -----------------------------
                                              1996         1995          1996            1995
                                           ----------   ----------     --------   ------------------
Average outstanding shares used in the
  computation of per share earnings(a):
  Common stock(b)........................     506,084      506,086      506,084         506,086
  Common stock in treasury(b)............     (33,664)     (32,153)     (34,997)        (32,070)
                                           ----------   ----------     --------   ------------------
                                              472,420      473,933      471,087         474,016
                                            =========    =========     ========   ===============
Net income (applicable to common
  stock).................................  $1,395,586   $1,205,941     $724,368        $633,785
                                            =========    =========     ========   ===============
Net income per share.....................  $     2.95   $     2.54     $   1.53        $   1.34
                                            =========    =========     ========   ===============

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(a) The 1995 share information is adjusted to reflect a common stock split in the form of a 50 percent common stock dividend paid July 28, 1995.

(b) The effects of all other common stock equivalents are not significant.